                                                                 Exhibit 10.145a
                                                                   Tiffany & Co.
                                                             Report on Form 10-K

                         FIRST ADDENDUM TO GROUND LEASE

      This FIRST ADDENDUM TO GROUND LEASE ("Addendum") made as of the 29th day of November, 2000, between RIVER PARK BUSINESS CENTER, INC., a Delaware corporation, having an office at 47 Parsippany Road, Whippany, New Jersey 07981 (herein called "Landlord") and TIFFANY AND COMPANY, a New York corporation having an office at 727 Fifth Avenue, New York, New York 10022 (herein called "Tenant").

                                   WITNESSETH:

      A. Contemporaneously with delivery of this Addendum, Landlord and Tenant are delivering that certain Ground Lease (herein called "Lease") of even date herewith for Block 8901, Lots 3 and 11. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terns in the Lease.

      B. Landlord and Tenant desire to substitute a new Exhibit B, Exhibit C, and Exhibit F for the Exhibits originally attached to the Lease.

      C. Landlord and Tenant desire to clarify certain issues concerning the subdivision of Lot 11.

      D. Landlord and Tenant desire to modify sections 4.3. 113, 12.7(a)(i), and
34.10 of the Lease.

            NOW, THEREFORE, the parties, intending to be legally bound, do hereby agree as follows:

1. Substitution of Exhibits. Exhibit B, Exhibit C and Exhibit F annexed to the Lease are deemed deleted therefrom. Substituted for such Exhibits are the Exhibits attached hereto and incorporated herein by reference. Landlord and Tenant, by mutual written agreement, if each party so elects in its sole discretion, may modify the grading requirements as shown on the new Exhibit C to facilitate the receipt of the "Approvals" (as defined in Section 11.7 of the Lease) or the development of the Initial Improvements.

2. Subdivision of Lot 11. The legal description of the Land set forth on Exhibit A to the Lease includes only part of what is currently Lot 11 (such part of Lot 11, herein called "Tenant's Tract"). The balance of what is currently Lot 11 not included in the legal description set forth on Exhibit A to the Lease (such balance herein called "Landlord's Tract"), i.e., not included in Tenant's Tract, is hereby included in the Demised Premises for the sole purpose of Tenant causing Landlord's Tract to be subdivided from Tenant's Tract. Tenant shall include as part of the "Application" (as defined in Section 11.2 of the Lease) a request for such subdivision and seek approval of same simultaneously with seeking the Approvals in accordance with the terms of the Lease. Upon receipt of final approval of the subdivision described above and the expiration of any applicable appeal period Landlord's Tract shall be excluded from the Demised Premises and Tenant shall have no estate therein.

3. Modification to Section 4.3. The following is added at the end of Section 4.3 of the Lease:

                  Notwithstanding the foregoing, and without implying that such matters fall within the scope of the foregoing indemnity, Tenant shall not seek indemnification from Landlord pursuant to this Section 4.3 for matters insured under the insurance policy described in

Section 12.7(a)(i), but nothing herein shall relieve Landlord of any obligation it has pursuant to this Lease, nor limit the rights or remedies of Tenant in the event Landlord breaches any such obligation.

4. Modification of Section 11.3(b)(ii)(A)(y). The reference in Section 11.3(b)(ii)(A)(y) to "$250,000" is deleted and substituted therefor is a reference to "$550,000".

5. New Section 11.3(f ). A new Section 11.3(f) is added to the Lease as follows:

                  Landlord and Tenant acknowledge that the Township of Hanover is going to hire independent consultants to oversee the work to be performed by Landlord pursuant to Section 11.3(b) of this Lease, and the cost of such consultants is going to be imposed by the Township on Landlord or Tenant. Landlord and Tenant agree to share this cost evenly, regardless of the entity on which the Township imposes such cost. Landlord and Tenant shall each find its respective half of any such amounts due as such amounts are payable to the Township or third party consultants.

6. Substitution of Section 12.7 (a)(i). Section 12.7(a)(i) of the Lease is deleted and substituted therefor is the following:

                  (i) insurance in the form of the sample policy annexed hereto as Exhibit F (hereinafter "the Policy") and made a part hereof, inclusive of coverages set forth therein. Landlord acknowledges that the initial premium due shall cause the insurance to be in place for twenty (20) years. The Policy has renewal provisions and the Landlord agrees to pay premium or premiums being due so that such policy continues in full force and effect throughout the first thirty (30) years of the Term. In the event that the current carrier does not renew the Policy, it is the obligation of the Landlord to secure in favor of Tenant commercially equivalent insurance, or insurance which is as close to commercially equivalent as is reasonably possible, through another carrier for the balance of the Term, unless the current carrier specifies as its reason for nonrenewal claims arising by reason of Tenant's willful misconduct or negligence. Any deductible in the attached Policy will be the obligation of Landlord to pay as to any claim or loss by Tenant falling within the insuring agreement or as to any claim within the insuring agreement filed against Tiffany by any third party until the deductible is satisfied, within thirty (30) days of Tenant's demand therefor, except that Landlord shall not be responsible for payment of the deductible for losses as defined in the Policy caused by the sole negligence or willful misconduct of Tenant. The deductible allows Landlord to be self insured for the deductible but to be primarily responsible to Tenant for any loss within the deductible. If Landlord fills to cause the premium or premiums required to be paid so as to cause such Policy to be maintained throughout the Term or to obtain an alternate policy as provided above, Tenant, immediately upon receipt of a notice of non-payment either from Landlord or the insurance company or a notice of cancellation of the Policy or nonrenewal of the Policy for any reason or in the event of Landlord's failure to procure the alternate policy as above provided, without notice to Landlord, may make such payment or payments to the insurance company (or other appropriate payee) or procure such alternate policy and make the payments required therefor and, in either case, deduct the amount of any such payment or payments from next payments of Fixed Rent due until Tenant has been reimbursed for the full amount of such payment or payments together with interest thereon at the Late Payment Rate from the date advanced by Tenant until the date on which Tenant reduces Fixed Rent then payable, due to the making of such payment or payments by Tenant. Similarly, if Landlord does not reimburse Tenant for the amount of any deductible demanded as above provided. Tenant may deduct the amount of any such deductible from next payments of Fixed Rent due, until Tenant has been reimbursed for the full amount of such deductible together with interest thereon at the Late Payment Rate from the date such deductible was due from Landlord until the date on which Tenant reduces Fixed Rent then payable, due to Landlord's failure to timely make such payment to Tenant. If any amount due Tenant hereunder exceeds the remaining Fixed Rent payable pursuant to this Lease, Landlord's obligation to Tenant shall survive the expiration or earlier termination of this Lease. If Tenant sustains a loss to which the Landlord's agent or contractor's policy of insurance would respond to cover such loss, then Tenant will submit such claim first against the agent or contractor's policy and not against the Policy until the end of the date Tenant in good faith determines that the other policy of insurance will not respond to the loss or failure to claim against the Policy would prejudice Tenant's ability to recover on the same.

      Tenant acknowledges that if it obtains an additional disruption permit for the Demised Premises that such additional permit would be an exclusion to the Policy. If the Tenant desires coverage for such additional disruption permit, it is the Tenant's obligation to secure same at its cost.

5. Alternative Locations. The phrase "or earlier termination of this Lease" on the first line of Section 34.10 is deleted and substituted therefor is the phrase "of all rights of Landlord and Tenant to terminate this Lease pursuant to
Article 11 hereof."

6. Ratification. Except as expressly set forth in this Addendum the Lease remains in full force and effect pursuant to its terms.

      IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the day and year first above written.

                                       Landlord:

                                       RIVER PARK BUSINESS CENTER, INC.

                                       By: /s/ Amy Neu
                                           -------------------------------------
                                           Amy Neu, President

                                       Tenant:

                                       TIFFANY AND COMPANY

                                       By: /s/ James N. Fernandez
                                           -------------------------------------
                                           James N. Fernandez, Ex. V.P. and CFO

                                    EXHIBIT B

                     INITIAL IMPROVEMENTS/UTILITY LOCATIONS

As shown on "Preliminary & Final Site Plan Tiffany & Co., Block 8901, Lots 3 & 11, Township of Hanover, Morris County, New Jersey" prepared by Schoor Depalma, dated November 30, 2000, Revised February 19.2001, Project No. B99148D, incorporated herein by reference.

                                    EXHIBIT C

                                     GRADING

As shown on "Section Location Plan Tiffany & Co., Township of Hanover, Morris County, New Jersey" prepared by Schoor Depalma, dated December 22, 2000, Revised February 9, 2001, Project No. B99148D, incorporated herein by reference.

                                    EXHIBIT F

                               SEE ANNEXED POLICY

RIVER PARK BUSINESS CENTER, INC. ENVIRONMENTAL SITE LIABILITY INSURANCE POLICY DECLARATIONS

                                                          CHUBB GROUP OF INSURANCE COMPANIES
                                                          15 MOUNTAIN VIEW ROAD
                                                          WARREN, NJ  07059

Producer No. 93581                                        Policy Number    3725-35-05
                                                          Effective Date    June 15, 2001

Producer  Marsh USA Risk and Insurance Services, Inc.
          One California Street, 7th Floor                Issued by the stock insurance company
          San Francisco, CA 94111                         indicated below herein called the company

                                                          FEDERAL INSURANCE COMPANY

                                                          Incorporated under the laws of Indiana

ITEM 1. NAMED INSURED

        RIVER PARK BUSINESS CENTER, INC.
        47 PARSIPPANY ROAD
        WHIPPANY, NJ  07981

ITEM 2. POLICY PERIOD

        From: June 15, 2001   To: June 15, 2001

12:01 A.M. standard time at the name insured's mailing address shown above.

ITEM 3. LIMITS OF INSURANCE

$20 million   Each Pollution Incident Loss Unit

$20 million   Each Physical Damage to Landfill Containment System Incident Limit.

$30 million   Total Aggregate Limit

ITEM 4. DEDUCTIBLE

$100,000    Each Pollution Incident - Insuring Agreements A, B, C and D

$100,000    Each Damage to the Landfill Containment System Incident - Insuring
            Agreement E

$500,000    Total Aggregate Deductible

$ 25,000    Each and Every Maintenance Deductible

ITEM 5. INSURED SITE(S) AND ADDRESS(ES)

        Block 8901, Lots 3 and 11, Township of Hanover, County of Morris, State of New Jersey

Authorization:

In witness whereof, the Company issuing this policy has caused this policy to be signed by its authorized officers, but this policy shall not be valid unless also signed by a duly Authorized Representative of the Company.

CHUBB CUSTOM INSURANCE COMPANY

              President                        Secretary

Authorized Representative
Date

      RIVER PARK BUSINESS CENTER, INC. ENVIRONMENTAL SITE LIABILITY POLICY

Words and phrases that appear in BOLD print have special meanings and are defined in the Definitions section of this contract. The descriptions in any titles or headings of this policy or in any endorsements are inserted solely for convenience or reference and do not in any way limit or affect the provision to which they relate.

Throughout this contract the words "you" and "your" refer to the NAMED INSURED shown in the Declarations of this policy and any other person or organization qualifying as a NAMED INSURED under this contract. The words "we," "us" and "our" refer to the company providing this insurance.

                               SECTION I. COVERAGE

1. INSURING AGREEMENTS

   A. BODILY INJURY AND PROPERTY DAMAGE - PRE-EXISTING AND NEW POLLUTION
      INCIDENT

      We will pay LOSS that the insured becomes legally obligated to pay as a result of claims for bodily injury or property damage, resulting from a POLLUTION INCIDENT, that is on, under or migrating beyond the boundaries from the INSURED SITE, provided such CLAIMS are first made against the insured and reported to us in writing during the POLICY PERIOD, or during the EXTENDED REPORTING PERIOD if applicable.

   B. ON-SITE REMEDIATION COSTS AFTER LANDFILL DISRUPTION IS COMPLETE

      We will pay REMEDIATION COSTS resulting from the discovery of a POLLUTION INCIDENT, that is on or under the INSURED SITE, provided that such POLLUTION INCIDENT is reported to us in writing as soon as possible after DISCOVERY and in any event during the POLICY PERIOD, and provided that such discovery takes place after the DELINEATION DATE.

   C. THIRD-PARTY CLANS FOR OFF-SITE REMEDIATION COSTS

      We will pay LOSS that the insured becomes legally obligated to pay as a result of CLAIMS for REMEDIATION COSTS, resulting from a POLLUTION INCIDENT that is migrating beyond the boundaries from the INSURED SITE, provided such CLAIMS are first made against the insured and reported to us in writing during the POLICY PERIOD, or during the EXTENDED REPORTING PERIOD if applicable.

   D. THIRD-PARTY CLAIMS FAR ON-SITE REMEDIATION COSTS-TIFFANY AND COMPANY ONLY

      We will pay LOSS, that Tiffany and Company becomes legally obligated to pay as a result of CLAIMS for REMEDIATION COSTS resulting from a POLLUTION INCIDENT that is on or under the INSURED SITE, provided such CLAIMS are first made against Tiffany and Company and reported to us in writing during the POLICY PERIOD, or during the EXTENDED REPORTED PERIOD if applicable.

   E. LANDFILL DAMAGE

      We will pay LANDFILL RESTORATION COSTS arising from the discovery of physical damage to the LANDFILL CONTAINMENT SYSTEM provided be physical damage commences after the DELINEATION DATE and provided that such physical damage to the LANDFILL CONTAINMENT SYSTEM is reported to us in writing as soon as possible after DISCOVERY and in any event during the POLICY PERIOD.

2. DEFENSE AND SETTLEMENT

   We will have the right to defend the insured against a CLAIM to which this insurance applies, provided however, that such duty to defend or continue defending such CLAIM ends once the Limits Of Insurance are exhausted. LEGAL EXPENSES are included in LOSS, reduce the Limits Of Insurance, and are included within the Deductible shown in Item 4 of the Declarations.

3. EXCLUSIONS

   This insurance does not apply to any loss or LANDFILL RESTORATION COSTS:

   A. Asbestos and Lead

      due to or arising from asbestos or any asbestos-containing materials or lead-based paint installed or applied in, on or to any building or other structure.

   B. Contractual Liability

      for which the INSURED is legally obligated to pay by reason of the assumption of liability in a contract or agreement. This exclusion does not apply to liability:

      - Arising from the final executed lease agreement between NAMED INSUREDS to be submitted;

      - Arising from the Tiffany and company contract with Jeffrey M. Brown Associates, Inc. dated April 6, 2001 for the construction of the Tiffany and Company Customer Fulfillment Center; or

      - that the INSURED would have in the absence of such contract or agreement.

   C. Damage to Property Owned

      due to or arising from PROPERTY DAMAGE to property owned or leased by an INSURED.

   D. Employer's Liability

      for BODILY INJURY to the INSURED or an employee of its parent, subsidiary or affiliate arising out of and in the course of employment by the INSURED or its parent, subsidiary or affiliate. This exclusion applies:

      - whether the INSURED may be liable as an employer or in any other capacity; and

      - to any obligation to share damages with or repay someone else who must pay damages because of such BODILY INJURY.

   E. Fines, Penalties Or Assessments

      due to or arising from any criminal fines, penalties or assessments.

   F. Insured vs. Insured

      by any INSURED against any other person or entity who is also an INSURED under this insurance. This exclusion does not apply to CLAIMS initiated by third parties against Tiffany and Company and subsequently brought, made or tendered by Tiffany and Company against or to any other INSURED under the policy.

   G. Internal Expenses

      for costs charges, or expenses incurred by the INSURED for goods supplied or services performed by the staff or salaried employees of the INSURED or its parent, subsidiary or affiliate, unless such costs, charges or expenses are EMERGENCY EXPENSES or are incurred with our consent.

   H. Known Pollution Incident/Non-Disclosure

      due to or arising from a POLLUTION INCIDENT existing prior to the INCEPTION DATE and known to exist by the responsible insured. This exclusion does not apply to any POLLUTION INCIDENT disclosed in the application for this policy.

   I. Known Underground Storage Tank

      due to or arising from an UNDERGROUND STORAGE TANK at the INSURED SITE that is known by the RESPONSIBLE INSURED as of the INCEPTION DATE. This exclusion does not apply to an UNDERGROUND STORAGE TANK that is designated in a "Scheduled Underground Storage Tank Endorsement" if we attach such an endorsement to the policy.

   J. Landfill Containment System

      arising from physical damage to the LANDFILL CONTAINMENT SYSTEM resulting from an intentional or illegal act or omission of an INSURED, if he or she knew or reasonably would have expected that disruption or damage to the LANDFILL CONTAINMENT SYSTEM would occur.

   K. Material Change in Use:

      due to or arising from a POLLUTION INCIDENT existing prior to the INCEPTION DATE and known to exist by the responsible insured. This exclusion does not apply to any POLLUTION INCIDENT disclosed in the application for this policy.

   L. Naturally Occurring Substances

      due or arising from naturally occurring substances. However, this exclusion shall not apply where such substances are detected at the INSURED SITE in levels or concentrations in excess of those naturally present at the INSURED SITE and in the immediately surrounding area.

   M. Non-Compliance

      due to or arising from a RESPONSIBLE INSURED'S intentional, willful or deliberate non-compliance with any statute, regulation, ordinance, administrative complaint, notice of violation, notice letter, executive order, or instruction of any governmental agency or body.

   N. Transportation

      due to or arising from the maintenance, use, operation, loading or unloading of any conveyance beyond the boundaries of the INSURED SITE.

SECTION II. DUTIES OF THE INSURED IN THE EVENT OF A CLAIM, POLLUTION INCIDENT OR
                      DAMAGE TO LANDFILL CONTAINMENT SYSTEM

1. REPORTING A CLAIM, POLLUTION INCIDENT OR DAMAGE TO LANDFILL CONTAINMENT
   SYSTEM

   A. You must report a CLAIM, POLLUTION INCIDENT or damage to the LANDFILL CONTAINMENT SYSTEM as soon as possible and in any event during the POLICY PERIOD, or during the EXTENDED REPORTING PERIOD, if applicable. To the extent possible such notification should include:

      1. how, when and where the POLLUTION INCIDENT or damage to the LANDFILL CONTAINMENT SYSTEM took place;

      2. the names and addresses of any injured persons and witnesses;

      3. the nature and location of any injury or damage arising out of the POLLUTION INCIDENT or damage to the LANDFILL CONTAINMENT SYSTEM; and

      4. the date a CLAIM was received by you.

   B. You and any other involved INSURED must:

      1. immediately send us copies of any demands, notices, summonses or any other process or legal papers received in connection with a CLAIM; and

      2. authorize us to obtain records and other information.

2. REPORTING A POTENTIAL CLAIM

   A. If during the POLICY PERIOD, the insured first becomes aware of a POTENTIAL CLAIM, the INSURED may provide written notice to us during the POLICY PERIOD containing all the information required in paragraph B., below. A POTENTIAL CLAIM which subsequently becomes a CLAIM made against the INSURED and reported to us within five (5) years after the end of the POLICY PERIOD of this policy or any continuous, uninterrupted renewal thereof, shall be deemed to have been first made and reported during the POLICY PERIOD of this policy and shall be subject to its terms, conditions, and Limits Of Insurance.

   B. It is a condition precedent to the coverage afforded by this provision that written notice under paragraph A, above contain all of the following information: 1. the cause of the POLLUTION INCIDENT; 2. the INSURED SITE or other location where the POLLUTION INCIDENT took place; 3. the BODILY INJURY, PROPERTY DAMAGE or REMEDIATION COSTS which have resulted or may result from the POLLUTION INCIDENT; 4. the INSURED(S) who may be subject to the CLAIM and any potential claimant(s); 5. all engineering information available regarding the POLLUTION INCIDENT and any other information that we deem reasonably necessary; and 6. the circumstances by which and the date the INSURED first became aware of the POTENTIAL CLAIM.

3. DUTY TO REMEDIATE OR MITIGATE A POLLUTION INCIDENT OR DAMAGE TO THE LANDFILL CONTAINMENT SYSTEM

   In the event of a POLLUTION INCIDENT or damage to the LANDFILL CONTAINMENT SYSTEM, you must take all actions necessary to comply with ENVIRONMENTAL LAWS including, but not limited to, retaining competent contractors and other professionals. In addition, we have the right, but not the duty, to participate in decisions regarding REMEDIATION COSTS or LANDFILL RESTORATION COSTS and take all actions necessary to comply with ENVIRONMENTAL LAWS. Any sums expended by us in taking such action shall be deemed incurred by the INSURED and shall reduce the Limits Of Insurance.

4. COOPERATION

   You agree to cooperate and otherwise offer us reasonable assistance in the defense, investigation or settlement of a CLAIM for LOSS. Such cooperation or assistance shall include, but not be limited to, participating at meetings, testifying at hearings, depositions, and trials, and securing evidence.

                 SECTION III. LIMITS OF INSURANCE AND DEDUCTIBLE

The Limits Of Insurance shown in Item 3 of the Declarations and the rules below fix the most we will pay regardless of the number of INSUREDS, INSURED SITES, POLLUTION INCIDENTS, CLAIMS or claimants.

1. LIMITS OF INSURANCE

   A. Total Aggregate Limit

      The Total Aggregate Limit is the most we will pay for all LOSS and LANDFILL RESTORATION COSTS.

   B. Each Pollution Incident or Physical Damage to Landfill Containment System Incident Loss Limit

      1. Subject to the Total Aggregate Limit, the most we will pay for all LOSS arising from the same, continuous, repeated or related POLLUTION INCIDENT is the Each Pollution Incident Loss Limit.

      2. Subject to the Total Aggregate Limit, the most we will pay for LANDFILL RESTORATION COSTS arising from the same, continuous repeated or related physical damage to the LANDFILL CONTAINMENT SYSTEM is the Each Damage to the Landfill Containment System Incident Limit.

      3. If we, or an affiliate, have issued claims-made pollution liability coverage for the INSURED SITE in one or more policy periods and:

         a. the DISCOVERY of a POLLUTION INCIDENT is reported to us in accordance with Section II., paragraph 1, all of the same, continuous, repeated or related pollution incidents reported to us under a subsequent pollution liability policy shall be treated as a DISCOVERY during the POLICY PERIOD; or

         b. a CLAIM for BODILY INJURY, PROPERTY DAMAGE, or REMEDIATION COSTS is first made against you and reported to us in writing in accordance with Section II., paragraph 1, all CLAIMS arising out of the same, continuous, repeated or related POLLUTION INCIDENTS shall be deemed to have been first made and reported during the POLICY PERIOD.

         Provided that you have maintained pollution liability coverage with us or an affiliate on a continuous, uninterrupted basis since the DISCOVERY of such POLLUTION INCIDENT or the first such CLAIM was made against you, and reported to us.

2. DEDUCTIBLE

   A. Insuring Agreements A, B, C and D

      Subject to the Limits Of Insurance, we will pay covered LOSS in excess of the Each Pollution Incident deductible amount stated in Item 4 of the Declarations. The deductible applies to all LOSS arising from the same, continuous, repeated or related POLLUTION INCIDENT. Sums paid within the Deductible do not reduce the Limits Of Insurance.

   B. Insuring Agreement E

      Subject to the Limits Of Insurance, we will pay covered LANDFILL RESTORATION COSTS in excess of the Each Damage to the Landfill Containment System Incident deductible amount stated in Item 4 of the Declarations. The deductible applies to all LANDFILL RESTORATION COSTS arising from the same, continuous, repeated or related physical damage to the LANDFILL CONTAINMENT SYSTEM. Sums paid within the deductible do not reduce the Limits Of Insurance.

   C. Aggregate Deductible

      Once the NAMED INSURED pays deductible amounts which in the aggregate total the amount shown in Item 4 of the Declarations as Total Aggregate Deductible, the Each Pollution Incident, Each Claim and Each Damage to the Landfill Containment System Incident deductibles will no longer apply, but each incident or CLAIM will be subject to the "Each and Every Maintenance" deductible as shown in Item 4 of the Declarations.

      If, at the INSURED'S request, we advance any element of LOSS falling within the deductible, the INSURED shall promptly reimburse us for such amount as soon as possible.

                             SECTION IV. CONDITIONS

1. ACCESS TO INFORMATION - The NAMED INSURED agrees to permit us to have access to any information concerning LOSS or LANDFILL RESTORATION COSTS.

2. ACKNOWLEDGMENT OF SHARED LIMITS - By acceptance of this policy, all NAMED INSUREDS understand, agree, and acknowledge that the policy contains a Total Aggregate Limit that is applicable to, and will be shared by, all NAMED INSUREDS and all other INSUREDS who are or may become insured hereunder. As such, all NAMED INSUREDS and all other INSUREDS understand and agree that the Total Aggregate Limit may be exhausted or reduced by prior payments for other CLAIMS under the policy.

3. ASSIGNMENT OF POLICY - The NAMED INSURED may assign this policy with our consent, which shall not be unreasonably withheld or delayed, however, such assignment shall not bind us until such consent is endorsed hereon.

4. BANKRUPTCY - Bankruptcy or insolvency of the INSURED or the INSURED'S estate will not relieve us of any obligation to which this insurance applies.

5. CANCELLATION - The first NAMED INSURED may cancel this policy at any time by sending us a written request or by returning this policy and stating when thereafter cancellation is to take effect.

    We may cancel this policy only for the following reasons:

    -  Material misrepresentation by the INSURED;

    - The INSURED'S failure to comply with the material terms, conditions or contractual obligations under this policy, including failure to pay any premium or deductible when due;

    - With the exception of the development plans identified in the document titled Disruption Closure Plan dated March 12, 1001, a change in operations at the INSURED SITE during the POLICY PERIOD that materially increases a risk covered under this policy:

    by sending to the first NAMED INSURED and Tiffany and Company a notice sixty
    (60) days (20 days in the event of non-payment of premium) in advances of the cancellation date. Our notice of cancellation will be mailed to:

    -  The first NAMED INSURED'S last known address; and

    -  Corporate Attorney
       Tiffany and Company
       600 Madison Avenue
       New York, NY  10022;

    and will indicate the date on which coverage is terminated. If notice of cancellation is mailed, proof of mailing will be sufficient proof of notice.

    The earned premium will be computed on a pro rata basis. Any unearned premium will be returned as soon as practicable.

6. CHANGES - This policy can only be changed by a written endorsement that becomes part of this policy. The endorsement must be signed by one of our authorized representatives.

7. ENTIRE AGREEMENT - The NAMED INSURED agrees that this policy, including any endorsements attached to and forming part of this policy, and including the application and any material submitted in connection with such application, which are on file with us and are a part of this policy as if physically attached, constitutes the entire agreement existing between the NAMED INSURED and us or any of our agents to this insurance.

8. FIRST NAMED INSURED - The NAMED INSURED first listed in the Declarations is responsible for the payment of all premiums. The first NAMED INSURED will act on behalf of all other INSUREDS for the payment of any deductible, receipt of acceptance of any endorsement issued to form a part of this policy, giving and receiving notice of cancellation, the exercise of the rights provided in the EXTENDED REPORTING PERIOD, and the receiving of any return premiums that become payable under this policy.

9.  INTERVIEW, INSPECTION AND SURVEYS - With reasonable notice we may:

    -  interview persons employed by the INSURED;

    -  make inspections, take samples, and conduct surveys of the INSURED SITE.

    Any such inspection, samples, and surveys and any conclusions we may draw therefrom, relate only to the insurability and the premiums to be charged. We do not make safety inspections. We do not undertake to perform the duty of any person or organization to provide for the healthy or safety of workers or the public. And, we do not warrant that conditions:

    -  are safe or healthful; or

    - comply with laws, regulations, codes or standards, his condition applies not only to us, but also to any rating, advisory, rate service or similar organization which makes insurance inspections, samples, and surveys for us.

10. LEGAL ACTION AGAINST US - No person or organization has a right under this insurance:

    - To join us as a party or otherwise bring us into a CLAIM or suit seeking LOSS from an INSURED; or

    - To sue us on this insurance unless all of its terms have been fully complied with.

    A person or organization may sue us to recover on a fully executed settlement agreement or on a final judgment against the INSURED obtained after an:

    -  actual trial in a civil proceeding;

    -  arbitration proceeding; or

    -  alternative resolution proceeding;

    but we will not be liable for LOSS that is not payable under the terms of this insurance or that is in excess of the applicable Limits Of Insurance.

11. OTHER INSURANCE - If other valid and collectible insurance is available to the INSURED for LOSS or LANDFILL RESTORATION COSTS covered by this policy, our obligations are limited as follows:

    - This insurance is primary, and our obligations are not affected unless any of the other insurance is also primary. In that case, we will share with all such other insurance by the method described immediately below.

    - If all of the other insurance permits contribution by equal shares, we will also follow this method. In such a circumstance, each insurer contributes equal amounts until it has paid its applicable limit of insurance or none of the loss remains, whichever comes first. If any of the other insurance does not permit contribution by equal shares, we will contribute by limits. In this case, each insurer's share is based on the ratio its applicable limit of insurance bears to the total applicable limits of insurance of all insurers.

12. REPRESENTATIONS AND STATEMENTS - We have issued this policy specifically in reliance upon the statements, representations and information in the application for this insurance, all required attachments to the application, and your certification in the application that those statements, representations, and information were made or provided by you in order to induce us to issue this policy.

13. SEPARATION OF INSUREDS - Except with respect to the Limits Of Insurance,
    Section I. Paragraph 3.F., Insured vs. Insured exclusion, and any rights or duties specifically assigned to the first NAMED INSURED, this insurance applies:

    -  As if each NAMED INSURED were the only NAMED INSURED; and

    -  Separately to each NAMED INSURED against whom a CLAIM is made.

    Misrepresentation, concealment, breach of a term or condition, or violation of any duty under this policy by one NAMED INSURED shall not prejudice another NAMED INSURED under this policy. Notwithstanding the foregoing, this condition shall not apply to any NAMED INSURED that is a parent, subsidiary or affiliate of the first NAMED INSURED.

14. SUBROGATION - In the event of the full payment of a CLAIM under this Policy, we shall be subrogated to all the INSURED'S rights of recovery therefor against any person or organization and the INSURED shall execute and deliver instruments and papers and do whatever else is necessary to secure such rights including without limitation, assignment of the INSURED'S rights against any person or organization who caused POLLUTION INCIDENTS on account of which we made any payment under this Policy. The INSURED shall do nothing to prejudice or our rights under this paragraph subsequent to LOSS or LANDFILL RESTORATION COSTS. Any recovery as a result of subrogation proceedings arising out of the payment of LOSS or LANDFILL RESTORATION COSTS covered under this policy shall accrue to the Company. Expenses incurred in such subrogation proceedings shall be borne by us.

15. VOLUNTARY PAYMENTS - Except for EMERGENCY EXPENSES, the INSURED shall not voluntarily enter into any settlement, or make any payment or assume any obligation with respect to this insurance without our consent, which shall not be unreasonably withheld.

                 SECTION V. EXTENDED REPORTING PERIOD FOR CLAIMS

The NAMED INSURED shall be entitled to a basic EXTENDED REPORTING PERIOD, and, if you purchase it, a supplemental EXTENDED REPORTING PERIOD, following Termination of Coverage as described below. A CLAIM first made and reported to us within the basic EXTENDED REPORTING PERIOD or supplemental EXTENDED REPORTING PERIOD, whichever is applicable, will be deemed to have been made on the last day of the policy period. Neither the basic EXTENDED REPORTING PERIOD or the supplemental EXTENDED REPORTING PERIOD shall reinstate or increase any of the Limits Of Insurance of this policy.

1.  BASIC EXTENDED REPORTING PERIOD

    Provided that the NAMED INSURED has not purchased any other insurance to replace this insurance, the NAMED INSURED shall have a sixty (60) day basic EXTENDED REPORTING PERIOD.

2.  SUPPLEMENTAL EXTENDED REPORTING PERIOD

    The named insured shall be entitled to purchase a supplemental EXTENDED REPORTING PERIOD of up to forty-eight (48) months for not more than 200% of the full policy premium stated in the Declarations. Such supplemental EXTENDED REPORTING PERIOD starts when the basic EXTENDED REPORTING PERIOD ends. We will issue an endorsement providing a supplemental EXTENDED REPORTING PERIOD provided that the named insured:

    A. makes a written request for such endorsement which we receive within thirty (30) days after Termination of Coverage; and

    B. pays the additional premium when due. If that additional premium is paid when due, the supplemental EXTENDED REPORTING PERIOD may not be cancelled, provided that all other terms and conditions of the policy are met.

3.  TERMINATION OF COVERAGE

    Termination of Coverage occurs:

    A. at the time of cancellation of this policy by the NAMED INSURED or by us, other than for nonpayment of premium, provided that our offer to renew this insurance at different rates or with a different form will not constitute cancellation or non-renewal by us; or

    B. at the time of the deletion of a location, which previously was an INSURED SITE, at the NAMED INSURED'S written request.

                             SECTION VI. DEFINITIONS

1. BODILY INJURY means physical injury, sickness, disease, mental anguish, emotional distress or shock, sustained by any person, including death resulting therefrom.

2. CLAIM means a written demand received by the INSURED seeking a remedy or asserting liability or responsibility on the part of the INSURED for LOSS. CLAIM does not include a POTENTIAL CLAIM that was reported under a prior policy as described in Section II, Paragraph 2, but which has become a CLAIM during the POLICY PERIOD.

3. DELINEATION DATE means the date the New Jersey Licensed Professional Engineer with authority over the LANDFILL DISRUPTION has certified and submitted in writing to the government agency or body with authority over LANDFILL DISRUPTION that the LANDFILL DISRUPTION has been complete in compliance with the Disruption/Closure Plan dated March 12, 2001. Additionally, this certification shall include sealed "as built" drawings by such New Jersey Licensed Professional Engineer documenting that the LANDFILL DISRUPTION has been so completed.

4. DISCOVERY means those circumstances whereby a RESPONSIBLE INSURED becomes aware of a POLLUTION INCIDENT or physical damage to the LANDFILL CONTAINMENT SYSTEM during the POLICY PERIOD, provided that where required, such POLLUTION INCIDENT or physical damage to the LANDFILL CONTAINMENT SYSTEM has been reported to the appropriate governmental agency in material compliance with applicable ENVIRONMENTAL LAWS in effect as of the date of DISCOVERY.

5. EMERGENCY EXPENSES means reasonable and necessary costs incurred to respond to any emergency or pursuant to ENVIRONMENTAL LAWS which required the immediate remediation of a POLLUTION INCIDENT.

6. ENVIRONMENTAL LAWS means any federal, state, provincial or local laws (including, but not limited to, statutes, rules, regulations, ordinances, guidance documents, and governmental, judicial or administrative orders and directives) that are applicable to a POLLUTION INCIDENT.

7. EXTENDED REPORTING PERIOD means either the basis additional period of time or the supplemental additional period of time, in which to report CLAIMS first made against the INSURED subsequent to Termination of Coverage, as described in Section IV, Paragraph 3, arising from a POLLUTION INCIDENT that commenced before the end of the POLICY PERIOD and otherwise covered by this insurance.

8. INCEPTION DATE means the first date of the POLICY PERIOD as set forth in the Declarations.

9. INSURED means the NAMED INSURED, and any past or present director, officer, partner or employee of the named insured, including a temporary or leased employee, which acting within the scope of his or her duties as such.

10. INSURED SITE means the location(s) set forth in Item 5 of the Declarations.

11. LANDFILL CONTAINMENT SYSTEM means the landfill cap, landfill cell liners and any soil or natural material containing or encapsulating waste approved by the New Jersey Department of Environmental Protection in the Disruption Closure Plan of March 12, 2001, or any modifications thereto submitted to, and approved by us in writing.

12. LANDFILL DISRUPTION means any disruption, relocation, capping intrusive investigation, construction, of any ingress or egress, or excavating of the Landfill or Landfill Cells at the INSURED SITE pursuant to the Disruption Closure Plan of March 12, 2001.

13. LANDFILL RESTORATION COSTS means reasonable and necessary costs incurred by the INSURED to repair, replace or restore the LANDFILL CONTAINMENT SYSTEM to substantially the same condition it was in prior to physical damage to the LANDFILL CONTAINMENT SYSTEM. LANDFILL RESTORATION COSTS shall also include reasonable and necessary costs incurred by Tiffany and Company with our written consent, which consent shall not be unreasonably withheld or delayed, to repair, replace or restore real or personal property to substantially the same condition it was in prior to being damaged, provided such damage arises from physical damage to the LANDFILL CONTAINMENT SYSTEM which results in LANDFILL RESTORATION COSTS and provided that such costs shall not exceed the net present value of such property prior incurring LANDFILL RESTORATION COSTS. LANDFILL RESTORATION COSTS do not include costs to maintain, restore or replace LANDFILL CONTAINMENT SYSTEM vegetation, or costs for regular operations, monitoring, maintenance, betterments or improvements to the LANDFILL CONTAINMENT SYSTEM but shall include such costs to repair, replace or restore the LANDFILL CONTAINMENT SYSTEM to the condition required by the applicable ENVIRONMENTAL LAWS at the time of repair, restoration or replacement.

14. LEGAL EXPENSES mean reasonable and necessary costs, charges and expenses incurred in the defense, investigation or adjustment of claims for BODILY INJURY, PROPERTY DAMAGE OR REMEDIATION COSTS, or in connection with REMEDIATION COSTS.

15. LOSS means:

    - monetary awards or settlements of compensatory damages for BODILY INJURY AND PROPERTY DAMAGE including civil fines, penalties, and assessments, and where allowable by law, punitive, exemplary, or multiple damages for such BODILY INJURY and PROPERTY DAMAGE;

    -  LEGAL EXPENSES;

    -  REMEDIATION COSTS; or

    -  EMERGENCY EXPENSES.

16. NAMED INSURED means the person or entity named in Item 1 of the Declarations and any past, present or future SUBSIDIARY.

    Allentown Commerce Park Corporation
    Eden Wood Corporation
    Eden Wood Properties, Inc.
    Neu Holdings Corporation
    Neu Investment Corporation
    Neu Logistics Services, a Division of Allentown Commerce Park Corporation River Park Business Center, LLC
    River Park Technology Center, Inc.
    Tiffany and Company
    Tiffany & Co.

    The fist named insured identified in Item 1 of the Declaration shall be solely responsible for all obligations of named insured under the policy.

17. NATURAL RESOURCES means land, fish, wildlife, biota, air, surface water, ground water, drinking water supplies and other such resources belonging to, managed by, held in trust by, appertaining to, or otherwise controlled by the United States, any state or local government, any foreign government, any Indian tribe, or, if such resources are subject to a trust restriction on alienation, any member of an Indian tribe.

18. POLICY PERIOD means the period set forth in Item 2 of the Declarations, or any shorten period arising as a result of:

    -  Cancellation of this policy; or

    - With respect to a particular INSURED SITE(S) designated in the Declarations, the deletion of such site(s) from this policy by us at the NAMED INSURED'S written request, but solely with respect to such insureds site.

19. POLLUTION INCIDENT means a discharge, dispersal, seepage, migration, release or escape of any solid, liquid, gaseous or thermal ________ or contamination, including, but not limited to, smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, medical waste and waste materials, into or upon land, or any structure on land, the atmosphere or any watercourse or body of water, including groundwater.

20. POTENTIAL CLAIMS means a POLLUTION INCIDENT that commenced on or after the INCEPTION DATE that the INSUREDS reasonably expects may result in a claim.

21. PROPERTY DAMAGE means:

    - Physical injury to or destruction of NATURAL RESOURCES and other tangible property, including the resulting loss of use, and, in the case of property located beyond the boundaries of the INSUREDS SITE, diminution in value of such property; or

    - Loss of use of NATURAL RESOURCES and other tangible property that has not been physically injured or destroyed, but not diminution in value of such property;

    PROPERTY DAMAGES does not include REMEDIATION COSTS or LANDFILL RESTORATION COSTS.

22. RESPONSIBLE INSURED means the manager of the NAMED INSURED responsible for environmental affairs, control or compliance, or any manager of the insured site, or any officer, director or partner of the NAMED INSURED.

23. REMEDIATION COSTS means:

    - reasonable and necessary costs to investigate, neutralize, remove, remediate (including associated monitoring) or dispose of soil, surfacewater, groundwater or other contamination to the extent required by ENVIRONMENTAL LAWS or that have been actually incurred by the government or any political subdivision of the United States of America or any state thereof or Canada or any province thereof, or by third parties;

    -  RESTORATION COSTS; and

    -  LEGAL EXPENSE incurred with our consent.

24. RESTORATION COSTS means reasonable and necessary costs incurred by the INSURED with our consent, which shall not be unreasonably withheld or delayed, to restore, repair or replace or personal property to substantially the same condition it was in prior to being damaged during work performed in the course of incurring REMEDIATION COSTS. However, such RESTORATION COSTS shall not exceed the net present value of such property immediately prior to incurring REMEDIATION COSTS or include costs associated with improvements or betterments.

25. SUBSIDIARY means any entity of which the NAMED INSURED holds, either legally or beneficially, more than a 50% ownership interest in such entity.

26. UNDERGROUND STORAGE TANK means any tank, including associated underground piping connected to the tank, in existence as of the INCEPTION DATE or installation thereafter, that has at least ten (10) percent of its volume below ground.

      RIVER PARK BUSINESS CENTER, INC. ENVIRONMENTAL SITE LIABILITY POLICY

                                ENDORSEMENT NO. 1

ON SITE BODILY INJURY AND  It is hereby agreed that the foregoing is added to
PROPERTY DAMAGE DUE TO     Section I, paragraph 3, Exclusion:
LANDFILL DISRUPTION
                           This insurance shall not apply to CLAIMS for BODILY
                           INJURY to persons for PROPERTY DAMAGE to property on or AT AN INSURED SITE caused by LANDFILL DISRUPTION prior to the delineation date.

                           However this exclusion shall not apply with respect to Tiffany and Company.

                           All other terms and conditions remain unchanged.

                           Authorized Representative

      RIVER PARK BUSINESS CENTER, INC. ENVIRONMENTAL SITE LIABILITY POLICY

                                ENDORSEMENT NO. 2

EACH CLAIM LIMIT AND EACH     It is hereby agreed that the foregoing is added to
DEDUCTIBLE FOR OFF-SITE       Section I, paragraph 3, Exclusion:
BODILY INJURY AND PROPERTY
DAMAGE CLAIMS DUE TO          1. The Each Pollution Incident Loss Limit in
LANDFILL DISRUPTION              Item 3 of the  Declaration is deleted and
ENDORSEMENT                      replaced with the following:

                                 $20 million Each Claim Limit

                              2. The Each Pollution Incident deductible amount
                                 set forth in Item 4 of the Declarations is replaced with the following:

                                 $25,000 Each Claim

                              3. Section III, Paragraph B.1 is deleted in its
                                 entirety and replaced with the following:

                                 B. Each Claim Limit

                                 1. Subject to the Total Aggregate Limit, the
                                    most we will pay for each claim arising from the same, continuous, repeated or related POLLUTION INCIDENT is the Each Claim Limit set forth in Item 3 of the Declarations as amended by paragraph 1 above.

                              All other terms and conditions remain unchanged.

                              Authorized Representative

      RIVER PARK BUSINESS CENTER, INC. ENVIRONMENTAL SITE LIABILITY POLICY

                                ENDORSEMENT NO. 3

ADDITIONAL INSURED      It is hereby agreed that the entity(s) designated below
                        is (are) included as an additional insured(s), but solely with respect to such additional insured's liability arising out of the NAMED INSURED'S ownership, operation, maintenance or use of the INSURED SITE.

                                        ADDITIONAL INSURED(S)

                                  Jeffrey M. Brown Associates, Inc.

                        All other terms and conditions remain unchanged.

                        Authorized Representative

      RIVER PARK BUSINESS CENTER, INC. ENVIRONMENTAL SITE LIABILITY POLICY

                                ENDORSEMENT NO. 4

                         DISCLOSED DOCUMENT ENDORSEMENT

It is herby agreed that for purposes of Section I, paragraph 3, Exclusions, paragraph H, Known Pollution Incident Non-Disclosure, Pollution Incidents identified in these documents are deemed disclosed to the Company.

1. June 5, 1992 ESE to NJDEP re: Sampling and Analytical Results (Fourth Quarter, Third Year).

2.    June 5, 1992 ESE correspondence to Mr. F.D. Kobola re: Groundwater
      Analysis.

3. June 30, 1994 EWMA to River Terminal Development Corp. re: Quarterly Monitoring.

4.    June 30, 1994 EWMA correspondence to NJDEP re: Quarterly Monitoring.

5. October 1994 Trace Technologies, Inc. to Eden Wood Corporation re: Report of Analysis.

6. April 1995 Trace Technologies, Inc. to Eden Wood Corporation re: Report of Analysis.

7.    May 28, 1992 ESE data pages from June 5, 1992 ESE document noted above.

8.    undated, MPI Test Pit Logs unbound.

9. Whippany Landfill Redevelopment Closure/Post Closure Plan dated January 2000 by Malcolm Pirnie, Inc. including Section 3.2.4 Well Search.

10. River Terminal Development Corp. Whippany Sanitary Landfill Closure Plan Major Modification to Solid Waste Facility Permit dated November 4, 1993 by Environmental Waste Management Associates, Inc.

11. MPI engineering worksheets noting "Tasks Necessary to Complete Closure plan" undated.

12. Request by RPBCI to EWMA for information and documentation on landfill closure work done by EMWA dated June 23, 1999.

13. EMWA response to RBBCI request for closure info basically asking RPBCI to settle balance due EWMA prior to EWMA sending RPBCI any info dated July 26, 1999.

14. EcolSciences letter to Eden Wood Realty (aka? RPBCI) re: "Wetland Investigation and Permit Compliance Inspection dated July 28, 1999.

15. MPI letter to Eden Wood re: Update No. 3 on Site Environmental Activities dated August 3, 1999.

16. MPI letter to NJDEP re: Addendum to Whippany Landfill Redevelopment Closure/Post-Closure Plan dated April 6, 2000.

17. MPI interoffice correspondence re: NJDEP meeting and file review for 40-acre landfill dated August 13, 1999.

18.   MPI fax to Eden Wood re: Landfill Closure Plan dated Jan. 4, 2000.

19. MPI letter Eden Wood realty/RPBCI re: Ground water analytical results for the 40 acre landfill dated Jan. 4, 2000.

20.   MPI letter to NJDEP re: Whippany Landfill Redevelopment
      Closure/Post-Closure Plan NJDEP Request for clarification dated May 8,
      2000.

      RIVER PARK BUSINESS CENTER, INC. ENVIRONMENTAL SITE LIABILITY POLICY

                                ENDORSEMENT NO. 4

                         DISCLOSED DOCUMENT ENDORSEMENT

21. NJDEP letter to EWMA re: Whippany Paperboard Sanitary Landfill application for a major modification to the closure plan dated Sep 26, 1994.

22.   NJDEP letter to RPBCI re: Disruption/Closure Plan Approval dated Jun 7,
      2000.

23. Whippany Landfill Redevelopment Closure/Post Closure Plan, River Park Business Center, Inc., Whippany, NJ dated January 2000.

24. Addendum to Whippany Landfill Redevelopment Closure/Post Closure Plan submitted to NJDEP under cover letter dated April 6, 2000.

25.   Malcolm Pirnie letter by Joseph C. Barbagallo, PE to NJDEP dated May 8,
      2000.

26. Updated Whippany Landfill Redevelopment Closure/Post Closure Plan River Park Business Center, Inc., Whippany, NJ dated February 2001.

27. Addendum to Whippany Landfill Redevelopment Closure/Post Closure Plan submitted to NJDEP under cover letter dated May 14, 2001 by Joseph C. Barbagallo, PE Associate, Malcolm Pirnie, Inc. Addendum includes Updated Whippany Landfill Redevelopment Closure/Post Closure Plan-Appendix A, River Park Business Center, Inc., Whippany, New Jersey Sheets 1 through 8, dated March 2001 prepared by Malcolm Pirnie, Inc. signed and sealed by Robert J. Schneider on May 11, 2001, a New Jersey PE Licensor No. 22779.

28.   Malcolm Pirnie letter by Joseph C. Barbagallo, PE to NJDEP dated May 25,
      2001.

                        All other terms and conditions remain unchanged.

                        Authorized Representative

      RIVER PARK BUSINESS CENTER, INC. ENVIRONMENTAL SITE LIABILITY POLICY

                                ENDORSEMENT NO. 5

                           EARNED PREMIUM ENDORSEMENT

EARNED PREMIUM      It is hereby agreed that the foregoing is added to Section
ENDORSEMENT         I, paragraph 3, Exclusion:

4. CANCELLATION     The first NAMED INSURED may cancel this policy at any time by sending us a written request or by returning this policy and stating when thereafter cancellation is to take effect.
                    We may cancel this policy only for the following reasons:

                    A. Material misrepresentation by the INSURED;

                    B. The INSURED'S failure to comply with the material terms, conditions or contractual obligations under this policy, including failure to pay any premium or deductible when due; or

                    C. With the exception of the development plans identified in the document titled Disruption/Closure Plan dated Mach 12, 2001, a change in operations at the INSURED SITE during the POLICY PERIOD that materially increases a risk covered under this policy.

                    by sending to the first NAMED INSURED and Tiffany and Company a notice 60 days (20 days in the event of non-payment of premium) in advance of the cancellation date. Our notice of cancellation will be mailed to:

                       - the first NAMED INSURED'S last known address;

                       - Corporate Attorney
                         Tiffany and Company
                         600 Madison Avenue
                         New York, New York 10022;

                    and will indicate the date on which coverage is terminated. If notice of cancellation is mailed, proof of mailing will be sufficient proof of notice.

                    The premium will be eared as follows:

                       - 25% at the INCEPTION DATE;

                       - 61% at the end of the fist year of the POLICY PERIOD;

                       - 85% at the end of the second year of the POLICY PERIOD;
                         and

                       - 100% earned at the end of the third year of the POLICY
                         PERIOD.

                    In the event of cancellation, any unearned premium will be returned as soon as practicable.

                    All other terms and conditions remain unchanged.

                    Authorized Representative

      RIVER PARK BUSINESS CENTER, INC. ENVIRONMENTAL SITE LIABILITY POLICY

                                ENDORSEMENT NO. 6

                         DISCLOSED DOCUMENT ENDORSEMENT

INTEND TO EXTEND           Under Section IV. Conditions, the following is added:

Section IV. Conditions     Upon expiration of the policy, we will extend this
                           policy for an additional ten (10) years provided we continue to offer insurance substantially similar to the insurance provided by this policy, AND THE
                           INSURED has complied, at the time of expiration of the policy, with all of the following conditions:

                             - All terms and conditions of the policy have been completely satisfied, including payment of premiums, by our sole judgment;

                             - The NAMED INSURED provides us with a properly completed and signed renewal application not more than 120 days and not less than 30 days prior to the expiration date of this policy;

                             - Use of the INSURED SITE has not materially changed from the use described in the application, which forms pat of this policy. For purposes of this endorsement, a material change in use shall be deemed to have occurred only if a further disruption permit is granted by the New Jersey Department of Environmental Protection or other applicable government entity;

                             - At the time of policy expiration INCURRED LOSS shall not exceed 5% of the Total Aggregate Limit stated in the Declarations;

                             - Satisfactory engineering, loss control and underwriting review;

                             -   Compliance to all engineering recommendations;
                                 and

                             - Reinsurance is available to cover policies with coverage similar to this policy.

                           With respect to the extension above, we reserve the right to reasonably modify the terms and conditions of any policy extension. The extension premium shall be in accordance with our rates in effect at the time of the extension shall not exceed $900,000. The INSURED AGREES that in our taking such action we shall not be considered in violation of the agreement to extend this policy pursuant to the conditions set forth above.

                           For purposes of this endorsement only, the foregoing definition shall apply.

                           INCURRED LOSS means paid losses and outstanding loss reserves for LOSS, and LANDFILL RESTORATION COSTS covered under this policy.

                           All other terms and conditions remain unchanged. This endorsement shall not be deemed or construed to increase or reinstate the "Each Pollution Loss Limit." Each Physical Damage to the Landfill Containment System Incident Limit" or Total Aggregate Limit" shown in the Declarations.

                           Authorized Representative

      RIVER PARK BUSINESS CENTER, INC. ENVIRONMENTAL SITE LIABILITY POLICY

                                ENDORSEMENT NO. 7

ADDITIONAL INSURED    It is hereby agreed that any party which lends money to
                      the NAMED INSURED is (are) included as an additional insured(s), but solely with respect to such additional insured's liability arising out of the NAMED INSURED'S ownership, maintenance or use of the INSURED SITE.

                      All other terms and conditions remain unchanged.

                      Authorized Representative

      RIVER PARK BUSINESS CENTER, INC. ENVIRONMENTAL SITE LIABILITY POLICY

                                ENDORSEMENT NO. 8

                      It is hereby agreed that solely with respect of Tiffany and Company, Section 3, Exclusion C, Damage to Property Owned, is deleted in its entirety.

                      For purposes of this Endorsement only, Section IV, paragraph 21 PROPERTY DAMAGE is deleted in its entirety and replaced with the following:

                      PROPERTY DAMAGE means:

                        - Physical injury to or destruction of tangible property, including the resulting loss of use.

                        - Loss of use of tangible property that has not been physically injured or destroyed.

                      However, such PROPERTY DAMAGE shall not exceed the net present value of such property immediately prior to being damaged by A POLLUTION INCIDENT or include costs associated with improvements or betterments.

                      PROPERTY DAMAGE does not include REMEDIATION COSTS or LANDFILL RESTORATION COSTS.

                      All other terms and conditions remain unchanged.

                      Authorized Representative